SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

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Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

WILSHIRE ENTERPRISES, INC.
Name of Registrant as Specified in Its Charter)

Full Value Partners L.P.
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Full Value Partners L.P.
Park 80 West, Plaza Two, Suite 750
 Saddle Brook, NJ 07663
Phone (201) 556-0092
Fax (201) 556-0097
pgoldstein@bulldoginvestors.com // adakos@bulldoginvestors.com

			March 5, 2009

Dear Fellow Wilshire Enterprises Stockholder:

One thing Sherry Wilzig Izak, Wilshires CEO and we both agree on is that the future of your investment in Wilshire is at stake. Here is what you should consider in determining to whom you should give your proxy.

Managements Risky Business Strategy
Ms. Wilzig Izak and Kevin Swill, Wilshires new President and Chief Operating Officer, say they want to grow Wilshire by leveraging its tiny asset base to purchase a number of properties for up to $20 million and to buy distressed real estate loans at a discount and sell them when and if the underlying properties recover their value or the borrowers improve their creditworthiness, while receiving payments from the debtor in the interim.

This is a very risky strategy. There is no assurance that real estate prices will not continue to decline or that the borrowers will not default on the distressed loans Wilshire acquires. In that case, Wilshire would suffer massive losses and likely be driven into bankruptcy. Can Ms. Wilzig Izak and Mr. Swill succeed in executing such an ambitious strategy in the face of a treacherous market environment? Their track records suggest that the odds are against them.

As you recall, in June 2007 we urged Ms. Wilzig Izak to sell Wilshire when its stock price was $5.50 per share. She dawdled and failed to get top dollar. Then even the low ball transaction she ultimately negotiated fell through. Subsequently, Wilshires stock price fell below $1 per share. Recently, the great Warren Buffett acknowledged that he did some dumb things but Ms. Wilzig Izak has yet to acknowledge any responsibility for her failure to execute a timely sale of Wilshire. Despite this, she is asking stockholders to let her roll the dice one more time.

Mr. Swill also has credibility issues. His main achievement was securing the financing for the purchase of 666 Fifth Avenue for $1.8 billion, the highest price ever paid for an individual building in Manhattan. That purchase, made near the peak of the real estate bubble, is now a white elephant and led to a falling out between Mr. Swill and his boss, Charles Kushner. As a result, Mr. Swill was eventually terminated for cause and he and Mr. Kushner are currently embroiled in a bitter lawsuit. Now, Mr. Swill says he can transform Wilshire into a major player in the real estate industry. If he fails, Wilshires stock price could go to zero.

In sum, we see no reason why shareholders should have any confidence in the ability of Ms. Wilzig Izak or Mr. Swill to deliver on their promise to increase shareholder value.

Our Alternative

We think the intrinsic value of Wilshire is significantly more than its recent stock price. Apparently, Ms. Wilzig Izak and Mr. Swill agree with us since they have been buying shares at a little over $1 per share. However, that value can deteriorate quickly if management pursues its risky growth strategy. Our plan is to stabilize, preserve and enhance the intrinsic value of Wilshires assets and then to commence an orderly process to realize that value through a sale, merger or liquidation of the Company.

As you know, we have offered to put our money where our mouth is by conducting a cash tender offer for all shares of Wilshire at $2 per share. To that end, we have asked Ms. Wilzig Izak to waive the poison pill. She has refused our request because it appears to us that you are merely acting in your own self-interest by misleading our stockholders in a desperate attempt to gain support for your inexperienced nominees and your proposal to liquidate the company in this depressed market at fire sale prices. We then promised that we would end the proxy contest if she waived the poison pill and we failed to promptly commence a tender offer. Even though she has no more excuses, she still refuses to waive the poison pill.

If Ms. Wilzig Izak wants to offer stockholders more than $2 per share, she should do so. But we dont see why she should prevent them from selling their shares to us at a significant premium to the market price. Therefore, if shareholders at the annual meeting elect our nominees and approve the proposal to restrict the boards ability to adopt a poison pill, we intend to seek a court order to permit us to conduct a cash tender offer at $2 per share.

To summarize, stockholders have a clear choice. They can vote for a slate that is responsible for the massive destruction of shareholder value. Or they can vote for a team that is willing to tender for all shares at $2 per share.

We urge you to vote your proxy online (if your stocks are held in street name) at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683. If your shares are registered in your own name, you may vote them at WWW.2VOTEPROXY.COM. Alternatively, you can mail the GREEN proxy card in the enclosed envelope.
But please do it today.

					Very truly yours,


                                        Phillip Goldstein and Andrew Dakos
                                        Managing Members
                                        Full Value Advisors LLC
                                                General Partner